As filed with the Securities and Exchange Commission on August 1, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAVCO INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	56-2405642
(State or other jurisdiction of incorporation)	(I.R.S Employer Identification No.)

3636 North Central Avenue, Suite 1200 Phoenix, Arizona 85012
(Address of principal executive offices, including zip code)

Cavco Industries, Inc. 2023 Omnibus Equity Incentive Plan
(Full title of the plan)

Mickey R. Dragash
Executive Vice President, General Counsel,
Corporate Secretary & Chief Compliance Officer
3636 North Central Avenue, Suite 1200
Phoenix, Arizona 85012
(602) 256-6263
(Name, address and telephone number, including area code, of agent for service)

With a copy to:
Jeffrey E. Beck
Snell & Wilmer L.L.P.
One East Washington Street, Suite 2700
Phoenix, Arizona 85004
(602) 382-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller Reporting Company	☐
		Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
* The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Cavco Industries, Inc. 2023 Omnibus Equity Incentive Plan (the “Plan”) covered by this registration statement prepared by Cavco Industries, Inc. (the “Company”) in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents have been filed by the Company with the Commission and are hereby incorporated by reference in this registration statement:

1.The Company’s Annual Report on Form 10-K for the year ended April 1, 2023, filed with the Commission on May 19, 2023.
2.The description of the Company’s common stock contained in the Company’s registration statement on Form 10-12G/A (File No. 000-08822), filed with the Commission on June 20, 2003, as updated by the description of the Company’s common stock contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2020, and together with any amendment or report filed with the Commission for the purpose of updating such description.
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Delaware General Corporation Law

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person. Indemnification and advance of expenses provided by, or granted pursuant to, the other subsections of Section 145 of the DGCL shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL. Indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 102(b)(7) of the DGCL also allows a corporation to eliminate or limit of the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability:

(1)    for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders;

(2)    for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(3)    with respect to a director, for unlawful payments of dividends or unlawful stock purchases or redemptions;
(4)    for any transaction from which the director or officer derived an improper personal benefit; or

(5)    with respect to an officer, any action by or in the right of the corporation.
These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.
Restated Certificate of Incorporation

The Restated Certificate of Incorporation of the Company, as amended (the “Charter”), provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, as the same exists or as such provision may hereafter be amended, supplemented or replaced, or (iv) for a transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the personal liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the provision of the Charter limiting the personal liability of the directors of the Company by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

Third Amended and Restated Bylaws

Article V of the Third Amended and Restated Bylaws of the Company (the “Bylaws”) provides that any officer or director of the Company who is, or is threatened to be made, a witness in or a party to any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, by reason of his service as a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, limited liability company, association, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the request of the Company shall, to the fullest extent permitted by applicable law, as in effect on the date of effectiveness of the Company’s Bylaws, and to such greater extent as applicable law may thereafter permit, indemnify and hold such officer or director harmless from and against any and all losses, liabilities, claims, damages and all expenses (including all reasonable attorneys’ fees) arising out of any event or occurrence related to the fact that such person is or was a director or officer of the Company or is or was serving in another capacity at the request of the Company.

The rights of indemnification and advancement of expenses as provided by Article V of the Bylaws shall not be deemed exclusive of any other rights to which such person may at any time be entitled to under applicable law, the Charter, the Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of Article V of the Bylaws or any provision thereof shall be effective as to any such person for acts, events and circumstances that occurred, in whole or in part, before such amendment, alteration or repeal. The provisions of Article V of the Bylaws shall continue as to any person whose status as a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, limited liability company, association, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the request of the Company has ceased for any reason and shall inure to the benefit of his heirs, executors and administrators. Neither the provisions of Article V of the Bylaws nor those of any agreement to which the Company is a party shall be deemed to preclude the indemnification of any person who is not specified in Article V as having the right to receive indemnification or is not a party to any such agreement, but whom the Company has the power or obligation to indemnify under the provisions of the DGCL. The right to be indemnified or to the advancement or reimbursement of expenses (i) is a contract right based upon good and valuable consideration, pursuant to which any person entitled to such indemnification may sue as if these provisions were set forth in a separate written contract between such person and the Company, (ii) is and is intended to be retroactive and shall be available as to events occurring prior to the adoption of these provisions and (iii) shall continue after any rescission or restrictive modification of such provisions as to events occurring prior thereto.

Insurance

The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under applicable law. The Company shall not be liable under Article V of the Bylaws to make any payment of amounts otherwise indemnifiable thereunder if, but only to the extent that, any person has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise. In the event of any payment thereunder, the Company shall be subrogated to the extent of such payment to all the rights of recovery of such person, who shall execute all papers required and take all action reasonably requested by the Company to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

The Company has a policy of directors’ and officers’ liability insurance which insures directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.

Agreements

The Company has entered into indemnification contracts with its directors and officers. The general effect of the indemnification contracts is to provide that the indemnitees shall be indemnified to the fullest extent permitted by applicable law against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in any action or proceeding, including any action by or in the right of the Company, by reason of their service in the foregoing capacities.

In addition, Section 14.14 of the Plan provides that each person who is or shall have been a member of the board of directors of the Company (the “Board”) or a committee appointed by the Board to administer the Plan, or who has served as the Company’s Chief Executive Officer, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description	Filed Herewith or Incorporated by Reference
4.1	Restated Certificate of Incorporation of the Company	Exhibit 3.1 to the Annual Report on Form 10-K for the fiscal year ended March 31, 2004
4.2	Certificate of Amendment to Restated Certificate of Incorporation of the Company	Exhibit 3.1 to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006
4.3	Certificate of Amendment to Restated Certificate of Incorporation of the Company	Exhibit 3.1 to the Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2015
4.4	Third Amended and Restated Bylaws of the Company	Exhibit 3.1 to the Current Report on Form 8-K filed on January 29, 2020
5.1	Opinion of Snell & Wilmer L.L.P.	Filed herewith
23.1	Consent of RSM US LLP, Independent Registered Public Accounting Firm	Filed herewith
23.2	Consent of Snell & Wilmer L.L.P.	Included as part of Exhibit 5.1
24.1	Power of Attorney	Included on the signature page hereto
99.1	Cavco Industries, Inc. 2023 Omnibus Equity Incentive Plan	Filed herewith
107.1	Filing Fee Table	Filed herewith

Item 9. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on August 1, 2023.
CAVCO INDUSTRIES, INC.
By:    /s/ William C. Boor
Name:    William C. Boor
Title:    President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints William C. Boor and Mickey R. Dragash, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with any and all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ William C. Boor	Director, President, Chief Executive Officer (Principal Executive Officer)	August 1, 2023
William C. Boor

/s/ Allison K. Aden	Executive Vice President, Chief Financial Officer & Treasurer (Principal Financial Officer)	August 1, 2023
Allison K. Aden

/s/ Paul W. Bigbee	Chief Accounting Officer (Principal Accounting Officer)	August 1, 2023
Paul W. Bigbee

/s/ Steven G. Bunger	Chairman of the Board of Directors	August 1, 2023
Steven G. Bunger

/s/ Susan L. Blount	Director	August 1, 2023
Susan L. Blount

/s/ David A. Greenblatt	Director	August 1, 2023
David A. Greenblatt

/s/ Richard A. Kerley	Director	August 1, 2023
Richard A. Kerley

/s/ Steven W. Moster	Director	August 1, 2023
Steven W. Moster

/s/ Julia W. Sze	Director	August 1, 2023
Julia W. Sze